CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of
Four Oaks Fincorp, Inc. on Form S-8 (File No. 333-      ) of our report dated
February 28, 1997, on our audits of the consolidated financial statements of Four Oaks Bank & Trust Company as of December 31, 1996 and for the year then ended, which report is included in the Annual Report of Four Oaks Bank & Trust Company on Form F-2 which has been included as an exhibit to Form 8-K of Four Oaks Fincorp, Inc. filed on July 2, 1997 with the Securities and Exchange Commission pursuant to the Securities Act of 1934.



/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
July 2, 1997